Exhibit 10.11

August 20, 2024

Tom Frohlich

Re: Offer of Employment

Dear Tom:

On behalf of Jade Biosciences, Inc. (the “Company”), I am very pleased to offer you a position as Chief Executive Officer of the Company (“CEO”) and a member of the Company’s Board of Directors (the “Board”) pursuant to this letter agreement (the “Agreement”), provided you accept such offer as indicated by your signature below.

Your position as a member of the Board and as CEO of the Company will commence as of October 3, 2024 (the “Effective Date”). Should you not commence services by the Effective Date or if this Agreement is otherwise terminated on or prior to the Effective Date, you hereby agree that this Agreement shall be void ab initio and of no force or effect.

As the Company does not presently have a Canadian entity, your employment will be administered by a Canadian PEO, Globalization Partners LLC. We will be providing you with an employment agreement to execute with Globalization Partners LLC and your execution of that employment agreement is a condition of accepting your employment with the Company. While Globalization Partners LLC will be the named employer for Canadian payroll and tax purposes, the Company will be your employer for all other purposes. The Company may incorporate a Canadian subsidiary, and upon that happening the Canadian subsidiary will become your employer – with the Company and the Canadian subsidiary being jointly and severally liable for all liabilities under this Agreement.

1.            Positions. As CEO, you will report to the Board, and you shall have all duties, authorities, and responsibilities customarily associated with a CEO role. This is a full-time employment position. You will be a member of the Board until, pursuant to the terms of the Company’s bylaws, your successor is elected and duly qualified or until your earlier death, disability, resignation or removal. Notwithstanding the foregoing, for so long as you serve as CEO of the Company while the ownership interests of the Company are privately held, you will also be a member of the Board. If at any time the Company, or any successor entity, is publicly traded while you serve as CEO of the Company, you will be nominated for shareholder approval to serve as a member of the Board. Following the Effective Date, you will be deemed to have resigned from the Board upon ceasing to serve as CEO for any reason unless the Board agrees otherwise. It is understood and agreed that, commencing as of the Effective Date you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as a director of Nested Therapeutics, Inc. and Borealis Therapeutics, or as expressly authorized in writing by the Board. Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not unreasonably interfere or conflict with your obligations to the Company.

2.            Base Salary. Following the Effective Date, the Company will pay you an initial base salary of $600,000 USD per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and potential increases in the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

3.            Annual Bonus. Commencing as of the Effective Date, you will be eligible to receive an annual performance bonus targeted at 50% of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” Your 2024 annual bonus will be prorated based on your period of employment following the Effective Date. The actual bonus amount is discretionary and may be subject to achievement of performance targets established by the Board for such year. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

4.             Equity. Subject to approval by the Board, as soon as practicable following the Effective Date, the Company will grant you stock options to purchase a number of shares of the Company’s common stock representing 5.0% of the Company’s fully-diluted equity (reflecting all outstanding convertible preferred stock, warrants, options and other equity interests that are convertible into or exercisable for common stock on an as-converted and as-exercised basis) (“Fully Diluted”) with a purchase price determined by the Board on the date of grant (the “Initial Options”). The Initial Options will vest as follows: (a) 25% of the Initial Options will vest on the one-year anniversary of the Effective Date and (b) the balance of the Initial Options will vest thereafter in approximately equal monthly installments for the next 36 months so that you would be fully vested on the four-year anniversary of the Effective Date, provided that you continue to serve as the Company’s CEO from the Effective Date through each such vesting date. The Initial Options will be governed by the terms of the related Stock Option Agreement, the Equity Plan (as defined below) and the terms and conditions approved by the Board.

In addition, and subject to approval by the Board or a committee thereof, following the Effective Date, the Company will periodically grant you additional stock options to purchase shares of the Company’s common stock, at an exercise price as determined by the Board or a committee thereof (the “Replenishment Options”), in order to maintain your ownership at approximately 5.0% on a Fully-Diluted basis until the Company has raised an aggregate of $200,000,000; provided, however, that the Board shall have no obligation to grant you additional stock options thereafter. The Replenishment Options will vest in 48 approximately equal monthly installments commencing on the applicable date(s) of grant; provided, that you continue providing services to the Company through each vesting date. The Replenishment Options will be governed by the terms of the related award agreements, the Equity Plan and the terms and conditions approved by the Board or a committee thereof.

5.            Benefits/Paid Time Off. Commencing as of the Effective Date, you will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees in Canada. Details of such benefits programs, including applicable employee contributions and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, limit, amend or replace any of its benefits plans or programs at any time.

6.            Board Meetings; Expenses; Indemnification. You will be expected to attend scheduled Board meetings in person whenever you are able and permitted by applicable health regulations and to participate by telephone if you are not able to attend in person. The Company will reimburse you for reasonable travel expenses in connection with attending Board meetings and for performing services as CEO in accordance with the policies and procedures then in effect and established by the Company for its executives. The Company will indemnify you for your service as a member of the Board in accordance with the Company’s bylaws.

7.             Location. Your primary work location will be remotely in Vancouver, Canada, provided that you may be required to engage in reasonable travel for business, consistent with the Company’s business needs. You may change your remote work location with prior written notice to and approval from the Board.

8.             Indefinite Term Employment; Date of Termination. Your employment with the Company will be indefinite until terminated in accordance with the terms of this Agreement. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment with the Company, the Company requires you to provide at least 30 days’ advance written notice to the Company; and in the event that the Company terminates you without Cause, you shall be given at least 30 days advance written notice by the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company without Cause for purposes of this Agreement.

To the extent applicable, you shall be deemed to have resigned from all officer and Board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

9.            Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, and (iii) your statutory obligations (the “Accrued Obligations”).

10.            Severance Pay and Benefits Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to your execution of a separation agreement and release in a form acceptable to the Company, which shall include a general release of claims against the Company and all related persons and entities and a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the following severance pay and benefits shall immediately cease (the “Separation Agreement and Release”):

(a)            The Company shall pay you an amount equal to 12 months of your Base Salary (inclusive of your statutory entitlement) plus 15% to account for lost benefits over the reasonable notice period, payable in a lump sum.

(b)            The Company shall pay you any bonus earned but unpaid for the year immediately preceding the year in which the Date of Termination occurs, payable at the time such bonuses are paid to other Company employees.

(c)            Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, an additional 30% of the unvested portion of your then outstanding equity-based awards subject to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become vested or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (such later date being the “Accelerated Vesting Date”); provided that no such acceleration of vesting shall occur if the Date of Termination precedes the one-year anniversary of the Effective Date; and provided further that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.

11.          Severance Pay and Benefits Within the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign for Good Reason, in each case within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to your execution of the Separation Agreement and Release and it becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release):

(a)            You will receive the severance pay and benefits set forth in Section 10(a) and 10(b) above.

(b)            Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, the unvested portion of your Time-Based Equity Awards shall immediately accelerate and become vested or nonforfeitable as of the Accelerated Vesting Date.

For the avoidance of doubt, Section 10 and Section 11 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 10 and Section 11 of this Agreement.

12.          Continuing Obligations.

(a)             Restrictive Covenant Agreement. As a condition of your employment, you are required to enter into an Invention Assignment, Non-Disclosure, and Business Protection Agreement (the “Covenant Agreement”), which must be signed prior to the Effective Date and is attached at Appendix B. For purposes of this Agreement, the obligations in this Section 12 and those that arise in the Covenant Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” You are advised to discuss the Covenant Agreement with a lawyer of your choice, and you have had an adequate opportunity to do so prior to executing this Agreement or the Covenant Agreement.

(b)            Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which would prevent you from performing your obligations hereunder. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)             Litigation and Regulatory Cooperation. You shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were engaged or employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being reasonably available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your engagement and employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, provincial or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses, including fees and costs for an independent lawyer of your choice hired by you, incurred in connection with your performance of obligations pursuant to this Section 12(c).

(d)            Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

13.          Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

14.          Recoupment. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback or recoupment policies or procedures adopted by the Company, which clawback or recoupment policies may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for Good Reason under this Agreement or any other agreement between you and the Company.

15.          Interpretation and Enforcement. This Agreement, together with Appendix A, the Covenant Agreement, and any award agreement between you and the Company, constitute the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of British Columbia, excluding laws relating to conflicts or choice of law and excluding Disputes arising in connection with any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan. You and the Company submit to the exclusive personal jurisdiction of the courts located in the Province of British Columbia in connection with any Dispute or any claim related to any Dispute, except for Disputes arising under any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan.

16.          Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 10 or pursuant to Section 11 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

17.          Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

18.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.          Conditions. You must submit satisfactory proof of your identity and provide documentation of your legal authorization to work in Canada on or prior to the Effective Date.

20.          Prior employment agreements. It is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. In making this employment offer, the Company relies on your representation that you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same. Also in making this employment offer, the Company has reviewed your prior employment agreement and agrees that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any noncompetition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; and (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder. In the event that your prior employer commences any proceedings against you in relation to your acceptance of this employment offer and/or your employment by the Company, the Company will fully indemnify you including paying for your legal fees incurred in defending yourself against such proceedings.

21.          Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

22.          Currency. All amounts in this Agreement are expressed in US Dollars.

I look forward to working with you to make the Company a great success.

Sincerely,

/s/ Tomas Kiselak
Name: Tomas Kiselak
Title: Director

Accepted and acknowledged:

/s/ Tom Frohlich
Tom Frohlich

Date:	8/20/2024

Appendix A

1.            “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction or plea of no contest to: (A) an indictable offence or (B) any offence involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your assigned duties and responsibilities to the reasonable satisfaction of the Board, which failure continues, in the reasonable judgment of the Board, for 30 days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct that results in or is reasonably anticipated to result in material harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company or any written Company policies including, without limitation, agreements relating to non-solicitation, non-disclosure and/or assignment of inventions or policies related to ethics or workplace conduct.

2.            “Change in Control” shall have the meaning set forth in the Equity Plan.

3.            “Change in Control Period” shall mean the 12-month period beginning on the consummation of the first event constituting a Change in Control.

4.            “Code” means the Internal Revenue Code of 1986, as amended.

5.            “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code.

6.            “Equity Plan” shall mean the Company’s 2024 Equity Incentive Plan or any successor plan.

7.            “Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence, without your written consent, of any of the following events: (i) a material diminution in your base salary or Target Bonus except for across-the-board salary and target bonus reductions of no more than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material change in the geographic location at which you are required to provide services to the Company or a requirement that you change your remote location to a location other than your then-current residence; (iii) a material reduction in your duties, authority or responsibilities; (iv) the failure of the Company to obtain the assumption of this Agreement by a successor; or (v) the material breach of this Agreement (or any other agreements with you) by the Company.

8.            “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

APPENDIX B

INVENTION ASSIGNMENT, NON-DISCLOSURE,

AND BUSINESS PROTECTION AGREEMENT

THIS INVENTION ASSIGNMENT, NON-DISCLOSURE, AND BUSINESS PROTECTION AGREEMENT (the “Agreement”) is made by and between Jade Biosciences, Inc., a Delaware corporation with an office at 221 Crescent Street, Suite 105, Waltham, MA 02453 (the “Company”), and Tom Frohlich (“Employee”).

The Company and Employee agree as follows:

1.

Condition of Employment. Employee acknowledges that protection of the Company’s proprietary and confidential information is critical to the survival and success of the Company’s business because of the nature of the Company’s business. This Agreement is intended to protect the Company’s business (including that of its subsidiaries and affiliates) without unreasonably restricting Employee’s ability to work elsewhere if his/her employment with the Company ends. This Agreement will become effective on the date of Employee’s signature below. Employee’s obligations under this Agreement will continue even after his/her employment with the Company has ended, whether in circumstances of voluntary or involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company. Employee acknowledges and agrees that Employee has been provided at least ten (10) days to review this Agreement. Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and that Employee has had an adequate opportunity to do so prior to executing this Agreement.

2.	Proprietary and Confidential Information.
2.1

Employee agrees that all non-public information and know-how, whether or not in writing, of a private, secret or confidential nature (whether or not marked as confidential), relating to the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests, customers, business partners, strategies, research and development or financial affairs (collectively, “Proprietary Information”) encountered by Employee in the course of or as a result of his/her relationship with the Company is and shall be the confidential information of the Company and, as between Employee and Company, the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, ideas, products, product improvements, prototypes, beta versions, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), software source code, customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company, and shall include Developments, as defined below. Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the proper performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge through voluntary public disclosure by someone who had the right to make such a disclosure. While employed by the Company, Employee will use Employee’s best efforts to prevent unauthorized use, manipulation, publication or disclosure of any of the Company’s Proprietary Information.

2.2

Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, passwords, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company (or any person or entity designated by the Company) to be used by Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company’s premises except in the reasonable pursuit of the business of the Company. All such materials or copies of such materials and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company, upon the earlier of (a) a request by the Company or (b) termination of his/her employment. After such delivery, Employee shall not retain any such materials or copies of such materials, including but not limited to electronic copies, or any such tangible property. For purposes of clarity, Employee agrees to disclose to the Company, upon the earlier of a request by the Company or termination of his/her employment, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information of the Company which Employee has password-protected on any computer equipment, network or system.

2.3

Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2.1 and 2.2 above, and his/her obligation to return materials and tangible property, set forth in paragraph 2.2 above, also extends to such types of information, materials and tangible property encountered by Employee in the course of or as a result of his/her relationship with the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted such information and materials to the Company or to Employee.

2.4

However, in the event that Employee (a) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over Employee, to disclose any portion of the Proprietary Information or (b) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi-judicial or arbitral proceeding, any portion of the Proprietary Information, Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, Employee is nonetheless compelled to disclose any Proprietary Information, Employee shall as soon as practicable thereafter advise the Company of the Proprietary Information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

2.5

In addition, this Agreement does not prohibit Employee from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Employee from disclosing Proprietary Information to government agencies in a reasonable manner when permitted by applicable provincial or federal “whistleblower” or other laws.

3.	Developments.
3.1

Employee will, except as expressly provided in paragraph 3.5, make full and prompt disclosure to the Company of: all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not:

(a)

which have been created, made, conceived or reduced to practice by Employee or under his/her direction or jointly with others prior to the date hereof and which are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development,

(b)

which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company, or

(c)

which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

3.2

Employee agrees to assign and does hereby irrevocably assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3.2 shall not apply to Prior Inventions (as hereinafter defined) or Developments described in clauses 3.1(b) and 3.1(c) above which are not potentially competitive with, and do not relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development at the time such Development is created, made, conceived or reduced to practice, and which are made and conceived by Employee not during normal working hours, not on the Company’s premises and not using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information. Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3.2 shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. Employee also hereby waives all claims to moral rights in any Developments. To the extent any Development (in whole or in part) is not assignable to the Company by law, Employee hereby grants to the Company an exclusive, perpetual, irrevocable, worldwide, sublicensable and fully transferrable right and license to use such Development in any manner without limitation.

3.3

Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for the Company shall be deemed a “work made for hire” under copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not deemed a “work made for hire,” Employee hereby irrevocably assigns and agrees to assign to the Company, from the moment of creation, all right, title and interest, including without limitation, copyright in and to such copyrightable work.

3.4

All discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, arising in the one year period after the termination or cessation of such employment for any reason which (a) are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, and (b) relate to any patent, copyright, trade secret, or other intellectual property right, worked on by Employee while Employee is employed by the Company, shall be presumed to have been created, made, conceived or reduced to practice during Employee’s employment with the Company and shall therefore be deemed a Development; provided, however, that Employee may overcome the presumption with respect to the period of one year after the termination or cessation of employment by proving that such creation, making, conception or reduction to practice occurred exclusively following employment with the Company and without use of, and not based on knowledge of, the Company’s tools, devices, equipment or Proprietary Information.

3.5

To preclude any possible uncertainty concerning the ownership of Developments, Employee agrees to provide to the Company a complete written list of any Developments that Employee considers to be his/her property or the property of a third party and that Employee and the Company agree shall be excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to fully describe such Prior Inventions, but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason. Employee shall also list all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to the Company. If no such disclosure is provided on or before the start of Employee’s employment by the Company, Employee represents that there are no Prior Inventions.

3.6

Employee agrees to cooperate fully with the Company (or any person or entity designated by the Company), both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the Canada and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company (or any person or entity designated by the Company) may deem necessary or desirable in order to protect its rights and interests in any Development. Employee will not seek additional compensation or reimbursement from the Company for time spent complying with these obligations. Employee further agrees that if the Company (or any person or entity designated by the Company) is unable, after reasonable effort, to secure the signature of Employee on any such papers, the Company and its duly authorized officers and designees shall be entitled to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and designees as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as may be deemed necessary or desirable in order to protect the Company’s or its designees’ rights and interests in any Development, under the conditions described in this sentence.

4.

Non-Solicitation. While Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason (the “Non-Solicitation Period”), Employee will not directly or indirectly:

4.1

Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were contacted, solicited, or served by Employee directly or the Company during the 12-month period prior to the termination or cessation of Employee’s employment with the Company; or

4.2

Either alone or in association with others (a) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (b) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of Employee’s employment with the Company; provided, that this clause (b) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer. However, this paragraph 4.2 shall not apply to (x) general advertising or solicitation not specifically targeted at the Company, its employees or independent contractors, (y) Employee serving as a reference, upon request, for any employee or independent contractor of the Company, and (z) actions taken by any person or entity with which Employee is associated if Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

4.3

So that the Company may enjoy the full benefit of the covenants contained in this paragraph 4, Employee further agrees that the Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by Employee of such covenants.

5.

Third Parties; Other Agreements. Employee represents that, except as Employee has disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that Employee has not and will not disclose to the Company, bring onto the Company’s premises, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

6.

Federal Government Obligations. Employee acknowledges that the Company from time to time may have agreements with other persons or with the federal governments of Canada or the United States, or agencies and regulatory authorities thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions that are made known to Employee and to take all action necessary to discharge the obligations binding the Company under such agreements.

7.	Miscellaneous.
7.1

Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, without having to post bond, and Employee hereby waives the adequacy of monetary damages or other remedy at law as a defense to such relief.

7.2

Disclosure of this Agreement. Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and Employee’s continuing obligations to the Company pursuant to this Agreement.

7.3

No Employment Contract and No License. Employee acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his/her employment for any period of time. Employee further acknowledges that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Proprietary Information or Developments.

7.4

Successors and Assigns. This Agreement is binding on Employee and his/her heirs, executors and administrators, and is for the benefit of the Company and its successors and assigns. The Company may designate affiliates and/or subsidiaries of the Company to have the same rights as the Company under this Agreement, and any obligation owed to the Company under this Agreement shall be owed to such an affiliate or subsidiary in the same manner as they are owed to the Company.

7.5

Interpretation. If any restriction set forth in paragraphs 3 or 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a scope of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, scope of activities or geographic area as to which it may be enforceable.

7.6

Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

7.7

Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

7.8

Governing Law. This Agreement is deemed to be made in the Province of British Columbia, and will be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

7.9

Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Employee and the Company. Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

7.10

Captions. The captions of the sections and paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section or paragraph of this Agreement.

7.11	Review by Counsel. Employee acknowledges that he/she had the right to consult with legal counsel before signing this Agreement.

[Signature page follows]

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT, THAT EMPLOYEE HAD THE RIGHT TO CONSULT WITH COUNSEL BEFORE SIGNING BELOW, AND THAT EMPLOYEE WAS PROVIDED WITH THIS AGREEMENT ON THE EARLIER OF THE SUBMISSION OF A FORMAL OFFER OF EMPLOYMENT OR TEN BUSINESS DAYS BEFORE COMMENCEMENT OF EMPLOYMENT. EMPLOYEE UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

JADE BIOSCIENCES, INC.		TOM FROHLICH

By:	/s/ Tomas Kiselak	By:	/s/ Tom Frohlich

Name:	Tomas Kiselak	Date:	8/20/2024

Title:	Director

Date:	8/20/2024